Exhibit 10.29
FIRST AMENDMENT TO THE
TYSON FOODS, INC. 2000 STOCK INCENTIVE PLAN
(AS AMENDED AND RESTATED EFFECTIVE FEBRUARY 1, 2013)

THIS FIRST AMENDMENT TO THE TYSON FOODS, INC. 2000 STOCK INCENTIVE PLAN is made as of the 2nd day of May, 2013, by Tyson Foods, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter called the "Company'').

WITNESSETH:

WHEREAS, the Company maintains the Tyson Foods, Inc. 2000 Stock Incentive Plan (the "Plan"), as such Plan was amended and restated effective February 1, 2013;

WHEREAS, the Company now desires to amend the Plan to prohibit the granting of any options at less than fair market value on the grant date.

NOW, THEREFORE, the Company does hereby amend the Plan, effective as of the date hereof, by deleting the existing Section 3.2(a) and substituting therefor the following:

(a)    Option Price. Subject to adjustment in accordance with Section 5.2 and the other provisions of this Section 3.2, the exercise price (the “Exercise Price”) per share of Stock purchasable under any Option must be as set forth in the applicable Stock Incentive Agreement, but in no event may it be less than the Fair Market Value on the date the Option is granted. With respect to each grant of an Incentive Stock Option to a Participant who is an Over 10% Owner, the Exercise Price may not be less than 110% of the Fair Market Value on the date the Option is granted.

Except as specifically provided herein, the Plan shall remain in full force and effect as prior to this First Amendment.

IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed on the day and year first above written.

TYSON FOODS, INC.

By:_/s/ Kenneth Kimbro

Date: 2/1/13

Title:     Exec. Vice President and Chief
    Human Resources Officer